Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
October 16, 2012	For more information contact:
First South Bancorp, Inc.	Bruce Elder (CEO) (252-940-4936) or
Bill Wall (Secretary) (252-940-5017)
Website: www.firstsouthnc.com

First South Bancorp, Inc. Appoints New Chief Financial Officer

Washington, North Carolina – First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), the parent holding company of First South Bank (the “Bank”), announced today they have appointed Scott C. McLean as Executive Vice President and Chief Financial Officer.

Mr. McLean succeeds William L. Wall who has served as the Bank’s Chief Financial Officer and Secretary since 1995 and as Chief Financial Officer and Secretary of the Company since it was formed in 1997. Mr. Wall will continue serve as Secretary of the Company and the Bank, and will remain with the Bank in a financial reporting position.

Bruce Elder, President and Chief Executive Officer of the Company and the Bank, commented on Mr. McLean’s appointment saying, “We are extremely pleased to have Scott McLean join the Company and the Bank as our new Executive Vice President and Chief Financial Officer. Scott is a very talented professional and we are fortunate to have found a person with his qualities and abilities to serve as our new CFO.”

Prior to joining the Bank, Mr. McLean was employed with KeySource Commercial Bank of Durham, North Carolina from 2007 to present, where he served as Executive Vice President, Chief Financial Officer and Chief Risk Officer. Prior to that, Mr. McLean had fourteen years of banking experience in various financial accounting and auditing capacities with Southern Community Bank and Trust, Bank of America Corporation, the Federal Reserve Bank of Richmond and Signet Bank.

Mr. McLean received his BA degree from The College of Saint Rose in Albany, New York and a post baccalaureate certificate in accounting from Virginia Commonwealth University in Richmond, Virginia. He is a Certified Public Accountant and has a certification as a Commissioned Bank Examiner of the Federal Reserve System.

First South Bank has been serving the citizens of eastern North Carolina since 1902 and offers a variety of financial products and services, including a leasing company. Securities brokerage services are made available through an affiliation with an independent broker/dealer. The Bank operates through its main office headquartered in Washington, North Carolina, and has 26 full service branch offices located throughout eastern and central North Carolina. At September 30, 2012, the Company’s total assets were $717.2 million; loans and leases receivable $476.5 million; cash and investments $190.2 million; deposits $609.5 million; and stockholders’ equity $88.1 million.

First South Bancorp, Inc. may be accessed on its website at www.firstsouthnc.com. The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation to other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

(NASDAQ: FSBK)